Exhibit 10.19

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

LEWIS EDELSTEIN, Derivatively on	)
Behalf of Nominal Defendant	)	No. 07-00596 (FLW)
EMCORE CORPORATION,	)
)
Plaintiff,	)
)
v.	)
)
HOWARD W. BRODIE, REUBEN F.	)
RICHARDS, JR., RICHARD A. STALL,	)
THOMAS G. WERTHAN, CRAIG	)
FARLEY, THOMAS GMITTER, SCOTT	)
MASSIE, THOMAS J. RUSSELL,	)
ROBERT LOUIS-DREYFUS, ROBERT	)
BOGOMOLNY, CHARLES SCOTT and	)
JOHN GILLEN,	)
)
Defendants,	)
)
and	)
)
EMCORE CORPORATION,	)
)
Nominal Defendant.	)
)

KATHRYN Y. GABALDON, Derivatively	)
On Behalf of Nominal Defendant	)	No. 07-03185(FLW)
EMCORE CORPORATION,	)
)
Plaintiff,	)
)
v.	)
)
HOWARD W. BRODIE, et al.,	)
)
Defendants,	)
)
and	)
)
EMCORE CORPORATION,	)
)
Nominal Defendant.	)
)

MICHAEL J. SACKRISON, Derivatively	)
On Behalf of Nominal Defendant	)	No. 07-03186(FLW)
EMCORE CORPORATION,	)
)
Plaintiff,	)
)
v.	)
)
HOWARD W. BRODIE, et al.,	)
)
Defendants,	)
)
and	)
)
EMCORE CORPORATION,	)
)
Nominal Defendant.	)
)

STIPULATION OF COMPROMISE AND SETTLEMENT

This Stipulation of Compromise and Settlement is made and entered into, subject to the approval of the Court, by and among (i) plaintiffs Lewis Edelstein, Kathryn Y. Gabaldon and Michael J. Sackrison, who have brought suit derivatively for and on behalf of Nominal Defendant EMCORE Corporation (“EMCORE” or the “Company”), (ii) Individual Defendants Howard W. Brodie, Reuben F. Richards, Jr., Richard A. Stall, Thomas G. Werthan, Craig Farley, Thomas Gmitter, Scott Massie, Thomas J. Russell, Robert Louis-Dreyfus, Robert Bogomolny, Charles Scott and John Gillen and (iii) Nominal Defendant EMCORE.

I.	DEFINITIONS

As used in this Stipulation, the following terms shall have the meanings specified below:

1.1   “Actions” means the Edelstein Action and the Gabaldon and Sackrison Actions, collectively, as defined below.

1.2   “Board” means the Board of Directors of EMCORE.

1.3   “Complaints” means the complaints filed in the Actions.

1.4   “Court” means the United States District Court for the District of New Jersey.

1.5   “Defendants” means the Individual Defendants and the Nominal Defendant, collectively.

1.6   “Defendants’ Counsel” means all counsel for the Individual Defendants and the Nominal Defendant, collectively.

1.7   “Edelstein” means plaintiff in the Edelstein Action, Lewis Edelstein.

1.8   “Effective Date” means the date of completion of the following:  (a) (1) entry of an Order and Final Judgment which approves in all material respects:  (i) the dismissal with prejudice of the claims that have been made in the Actions and (ii) the releases provided for in the Stipulation; and (2) either (i) expiration of the time to appeal or otherwise seek review of the Order and Final Judgment, as defined herein, without any appeal having been taken or review sought, or (ii) if an appeal is taken or review sought, the expiration of five (5) days after an appeal or review shall have been dismissed or finally determined by the highest court before which such appeal or review is sought and which affirms the material terms of the Settlement and/or Order and Final Judgment and is not subject to further judicial review; and (b) entry of the final Court order regarding approval of Fees and Expenses.

1.9   “Edelstein Action” means Edelstein v. Brodie, et al., Case No. 07-00596, filed in the Court.

1.10   “Final” means no longer subject to review upon appeal or review in connection with a Petition for Writ of Certiorari or other similar writ, whether by exhaustion of any possible appeal, lapse of time or otherwise.

1.11   “Gabaldon and Sackrison Actions” means the actions captioned Gabaldon v. Brodie, et al., Docket No. SOM-C-012038-07 and Sackrison v. Brodie, et al., Docket No. SOM-C-012037-07, which were commenced on or about May 22, 2007, in the Superior Court of New Jersey, Chancery Division, Somerset County, and subsequently removed to this Court.

1.12   “Individual Defendants” means Howard W. Brodie, Reuben F. Richards, Jr., Richard A. Stall, Thomas G. Werthan, Craig Farley, Thomas Gmitter, Scott Massie, Thomas J. Russell, Robert Louis-Dreyfus, Robert Bogomolny, Charles Scott, and John Gillen.

1.13   “MOU” means the Memorandum of Understanding entered into by the Parties in the Edelstein Action on or about September 26, 2007 outlining the terms agreed upon by the Parties therein for the settlement of the Edelstein Action.

1.14   “Nominal Defendant,” “EMCORE” and the “Company” mean EMCORE Corporation.

1.15   “Nominal Defendant’s Counsel” means Jenner & Block LLP and Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein.

1.16   “Notice” means the Notice of Pendency and Settlement of Actions.

1.17   “Order and Final Judgment” means an order and Final judgment.

1.18   “Parties” means the Plaintiffs, the Individual Defendants and the Nominal Defendant.

1.19   “Person” means a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, any business or legal entity, and any spouse, heir, legatee, executor, administrator, predecessor, successor, representative, or assign of any of the foregoing.

1.20   “Plaintiffs” means Lewis Edelstein, Kathryn Y. Gabaldon and Michael J. Sackrison.

1.21   “Plaintiffs’ Counsel” means Schiffrin Barroway Topaz & Kessler, LLP, Stull, Stull & Brody, and Weiss & Lurie.

1.22   “Preliminary Order” means an order preliminarily approving the Stipulation and the form of Notice.

1.23   “Related Persons” means, with respect to any Person, such Person’s present and former parent entities, subsidiaries (direct or indirect) and affiliates, and each of their respective present and former shareholders, general partners, limited partners, affiliates, divisions, joint ventures, partnerships, officers, directors, employees, agents, representatives, attorneys, excess insurers, experts, advisors, investment advisors, underwriters, fiduciaries, trustees, auditors, accountants, representatives, spouses and immediate family members, and the predecessors, heirs, legatees, successors, assigns, agents, executors, devisees, personal representatives, attorneys, advisors and administrators of any of them, and the predecessors, successors, and assigns of each of the foregoing, and any other Person in which any such Person has or had a controlling interest or which is or was related to or affiliated with such Person, and any trust of which such Person is the settler or which is for the benefit of such Person or member(s) of his or her family.

1.24   “Released Claims” means any and all claims, rights or causes of action, or liabilities whatsoever, whether asserted directly, individually, derivatively, or in a representative capacity, whether known or unknown or suspected to exist, whether based on federal, state, local, statutory, common, foreign, international, or any other law, rule, or regulation, and whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, or matured or unmatured, that have been or could have been asserted against the Individual Defendants, nominal defendant EMCORE, and each of their respective parents, subsidiaries, affiliates, predecessors, successors, agents, advisors or consultants (including, without limitation, any of their present or former officers, directors, the Board of Directors and any Committees of the Board of Directors, employees, agents, consultants, attorneys, stockholders, financial advisors, accountants, commercial bank lenders, investment bankers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors, and assigns), which arise out of or relate in any way to the allegations, transactions, acts, facts, matters or occurrences, representations, or omissions described, set forth, or referred to in the Complaints or any amendment thereof, including but not limited to (1) claims related to options back-dating, forward-dating, spring-loading, bullet-dodging, or any other options dating practice, procedure or policy, (2) claims for breach of fiduciary duty, insider trading, misappropriation of information, failure to disclose, abuse of control, breach of EMCORE’s policies or procedures, waste, mismanagement, gross mismanagement, unjust enrichment, misrepresentation, fraud, violations of law, money damages, or other relief and (3) claims that arise out of or relate in any way to any stock-option grants made since the inception of EMCORE through the effective date of this Settlement.

1.25   “Released Parties” means the Defendants and their Related Persons.

1.26   “SEC” means the Securities and Exchange Commission.

1.27   “Settlement” means the settlement and compromise of the Actions as provided for herein.

1.28   “Settlement Hearing” means the hearing or hearings at which the Court will review the adequacy, fairness, and reasonableness of the Settlement, and whether the application of Plaintiffs’ Counsel for the Fees and Expenses award should be approved.

1.29   “Special Committee” means the special committee of the Board of Directors appointed to review the Company’s historical stock option grant procedures.

1.30   “Stipulation” means this Stipulation of Settlement.

II.	FACTUAL AND PROCEDURAL HISTORY

2.1   On February 2, 2007, plaintiff Edelstein, by and through his counsel Schiffrin Barroway Topaz & Kessler, LLP, commenced a derivative action captioned Edelstein v. Brodie, et al., Case No. 07-00596 (FLW), in the United States District Court for the District of New Jersey.

2.2   The Edelstein Action was brought by a shareholder of EMCORE on behalf of Nominal Defendant EMCORE and alleges that, from 1999 to 2006 (the “Relevant Period”), stock option grants to officers and directors of the Company were improperly “backdated.”

2.3   On November 6, 2006, in the Company’s Form 8-K filing, EMCORE announced that the Special Committee had concluded that it is likely that the measurement dates for certain EMCORE stock option grants differed from the recorded grant dates for such awards.

2.4   On November 15, 2006, EMCORE announced the results of its stock option grant review and the expectation that it would record non-cash charges for a stock-based compensation expense of approximately $24 million.

2.5   The Special Committee recommended certain remedial measures to address these issues, which the Company has implemented.

2.6   EMCORE has produced certain nonpublic documents to Edelstein’s counsel relating to the stock option granting practices of EMCORE during the Relevant Period.

2.7   Counsel for Edelstein conferred with counsel for EMCORE on multiple occasions to discuss possible additional remedial measures beyond those recommended by the Special Committee and to discuss the documents provided to Edelstein’s counsel.

2.8   On May 22, 2007, plaintiffs Gabaldon and Sackrison, by and through their counsel Stull Stull & Brody and Weiss & Lurie, commenced derivative actions captioned Gabaldon v. Brodie, et al., Docket No. SOM-C-012038-07 and Sackrison v. Brodie, et al., Docket No. SOM-C-012037-07, in the Superior Court of New Jersey, Chancery Division, Somerset County.

2.9   The Gabaldon and Sackrison Actions were also brought by shareholders of EMCORE on behalf of Nominal Defendant EMCORE and allege that, from 1999 to 2006, stock option grants to officers and directors of the Company were improperly “backdated.”

2.10   On or about July 10, 2007, Defendants removed the Gabaldon and Sackrison Actions to federal court.

2.11   The Gabaldon and Sackrison Actions remain in federal court and are currently captioned Gabaldon v. Brodie, et al., Case No. 07-civ-03185(FLW)(JJH), and Sackrison v. Brodie, et al., Case No. 07-civ-03186(FLW)(JJH).

2.12   EMCORE, the Individual Defendants and Plaintiffs, by and through their undersigned attorneys, have engaged in good-faith, arms-length discussions with regard to the settlement of the Actions.

2.13   Following negotiations between plaintiff Edelstein, the Individual Defendants, and the Nominal Defendant, plaintiff’s counsel in the Edelstein Action and Defendants’ Counsel reached an agreement-in-principle providing for the Settlement on the terms and conditions set forth below, and the Parties believe that the Settlement is in the best interests of the Parties.

2.14   On or about September 26, 2007, plaintiff Edelstein, the Individual Defendants and the Nominal Defendant entered into the MOU, pursuant to which the Parties in the Edelstein Action agreed to enter into the Settlement outlined in this Stipulation.

2.15   Defendants do not admit and expressly deny all of Plaintiffs’ claims in the Actions.

2.16   Plaintiffs acknowledge and agree that the execution of the Stipulation by the Individual Defendants is not an admission on the part of any of the Individual Defendants that they have in any way committed or attempted to commit any alleged violation of law or breach of fiduciary duty, including a breach of any duty to EMCORE or its shareholders, or otherwise acted in any improper manner.

2.17   Plaintiffs do not admit that any of their claims lack merit.

2.18   Both Plaintiffs and EMCORE believe that the proposed Settlement is in the best interests of EMCORE and EMCORE’s shareholders.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and between the undersigned counsel for the Parties herein, and subject to the approval of the Court pursuant to FED. R. CIV. P. 23.1, that all claims and causes of action that have been or could have been set forth in the Complaints in the Actions or any amendment thereof, and all claims or causes of action in any way relating to or arising out of any of the acts, transactions and occurrences that were or could have been set forth therein, shall be and hereby are compromised, settled, discontinued and dismissed with prejudice and without costs (except as defined herein) as to all Defendants upon the following terms and conditions.

III.	SETTLEMENT OF THE ACTIONS

3.1	Principal Terms of Settlement.

a.	Stock Option Grants

(1)
Stock options granted to newly hired employees shall be granted to such employees on their first day of employment or on the date of Compensation Committee approval with an exercise price not less than 100% of the fair market value of the Company's stock, as defined by the Company's applicable stock option plan. The Company’s Compensation Committee, after consultation with counsel, has determined that the historical practice of using the closing price on the grant date is consistent with the terms of the Plan and has memorialized that practice in a formal amendment as reported on a Form 8-K dated April 19, 2007.[1]

_____________________
1“Fair Market Value” of a share of Stock as of a given date shall be: (i) if the Stock is listed or admitted to trading on an established stock exchange (including, for this purpose, The Nasdaq Global Market that comprises part of The Nasdaq Stock Market), the closing sale price for a share of Stock on the composite tape or in Nasdaq Global Market trading as reported in The Wall Street Journal (or, if not so reported, such other nationally recognized reporting source as the Committee shall select) for such date, or, if no such price is reported for such date, the most recent day for which such price is available shall be used; (ii) if the Stock is not then listed or admitted to trading on such a stock exchange, the closing sale price for a share of Stock on such date as reported by The Nasdaq Capital Market or, if not so reported, by the OTC Bulletin Board (or any successor or similar quotation system regularly reporting the market value of the Stock in the over-the-counter market), or, if no such price is reported for such date, the most recent day for which such price is available shall be used; or (iii) in the event neither of the valuation methods provided for in clauses (i) and (ii) above is practicable, the fair market value of a share of Stock determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of the given date; provided, however, that for purposes of paragraphs (a) and (b) of Section 6 of EMCORE’s Amended and Restated 2000 Stock Option Plan, such fair market value shall be determined subject to Section 422(c)(7) of the Internal Revenue Code of 1986.

(2)	The Company shall not change the exercise prices of any stock options after Compensation Committee approval, nor exchange stock options for other stock options with lower exercise prices.

(3)	The Company will prohibit any additions or modifications to the number of stock options granted to any employee after the Compensation Committee has approved the grants.

(4)
With respect to any yearly retention grants to employees, the Company will maintain the practice of awarding any retention grants to senior management on the same date and with the same exercise price as any retention grants awarded to non-senior management employees.

(5)
The exercise prices for all stock options granted to employees, except new-hire grants, shall be set at the closing price of the Company's common stock on the date on which the Compensation Committee approves the grants. Plaintiffs require that the exercise prices of all stock options shall be at least 100% of the fair market value of the Company's stock, as defined by the Company's applicable stock option plan, on the date on which the Compensation Committee approves the grants.

(6)
Other than new-hire grants, the Company’s CEO and Vice President of Human Resources will recommend to the Compensation Committee the recipients of grants and amount of stock options to be awarded to each grantee.  The Compensation Committee may consider and approve the CEO’s and Vice President of Human Resources’ recommendations in the exercise of their own judgment.  The Compensation Committee shall make grant determinations only at duly convened meetings and not through unanimous written consents.

(7)
All stock option grants will be communicated to employees as soon as practicable after the grant date, as required by applicable accounting rules. Plaintiffs require written documentation identifying grantees, amounts and prices of all stock options granted on a particular date which shall be complete and final and approved by all members of the Compensation Committee on the date of grant.[2] Grant packages shall be distributed to employees on or as soon as practicable following the grant date. In the event such grant package is not available for distribution as of the grant date, an electronic communication shall be sent to the respective employee within two business days of the grant date. Additionally, Plaintiffs require that this signed documentation shall be transmitted to the Company's legal and accounting departments within seven (7) days of the grant.

_____________________
2 Approval of grants will only occur at a duly convened meeting of the Compensation Committee.  However, many meetings are telephonic.  It is impractical to ask each member of the committee to sign the grant list at the time of the meeting as that presents the same potential problem as unanimous written consents.

(8)
The Company will designate a member of its in-house legal and accounting staffs to oversee documentation and accounting for all stock option grants. Plaintiffs require that the Compensation Committee shall designate one Company legal officer and one Company accounting officer who shall be responsible for ensuring compliance with applicable laws and regulations by option grantees (e.g., timely and accurate filing of SEC Forms 3, 4 and 5) and shall provide effective monitoring mechanisms to ensure that such laws and regulations, and the Company's policies, procedures and stock option plans, are followed.

(9)
The Board of Directors will conduct a biannual review of all new-hire grants to ensure compliance with the Company's policies and procedures. Plaintiffs require that the Board shall biannually conduct a review of all stock option grants to ensure compliance with the Company's policies, procedures and stock option plans.

(10)
The Company will monitor industry and regulatory practices and revise its practices as developments occur. Plaintiffs require that management shall annually assess the adequacy of the Company's internal controls with regard to stock option grants and shall report its assessment in the Company's annual report on internal controls pursuant to section 404 of the Sarbanes-Oxley Act.

(11)	Grants of stock options to new hires shall vest over a five-year period, 20% vesting per year. Retention grants for existing employees shall vest over a four-year period, 25% vesting per year.

(12)	The Company will comply with SEC disclosure rules regarding the grantees, amounts, dates, prices and vesting schedules of stock options.

(13)	The Company shall maintain all documentation relating to all stock option grants until at least seven (7) years after the expiration of the pertinent stock option grants.

b.	Insider Trading Policy

(1)	The Company shall maintain an Insider Trading Policy that provides as follows:

(a)
The Insider Trading Policy shall specifically prohibit all Company directors, officers and employees from trading in Company securities while in possession of material nonpublic information regarding the Company, including, but not limited to, (i) information regarding actual or estimated results of operations and earnings; (ii) proposals or agreements relating to mergers, acquisitions or divestitures; and (iii) information regarding significant contracts, patents or new product development.

(b)	The Insider Trading Policy shall encourage all directors and Section 16 officers who wish to trade in Company securities to adopt a valid trading plan pursuant to SEC Rule 10b-5-1.

(c)
The Insider Trading Policy shall require all Company employees who wish to trade in Company securities to do so only within prescribed "trading windows." Each quarter there will be a Blackout Period beginning on the last day of the quarter and running until the business day after the earnings conference call of such quarter. For example, with respect to the quarter ended March 31, if the earnings call is scheduled for Friday, May 3, the Blackout Period would run from March 31 through May 6, and trading could resume on May 7. In addition, from time to time as a result of material corporate developments, the Company may impose additional Blackout Periods during which no trading may occur. All Executives will be notified of the commencement and end of such Blackout Periods by the CFO or the General Counsel.

(2)
The Board shall appoint the Company's General Counsel or another senior officer to serve as the Company's "Trading Compliance Officer." The Trading Compliance Officer shall be responsible for developing (along with the full Board); presenting to the Board for approval; and monitoring and updating a comprehensive program (the "Trading Compliance Program") designed to ensure compliance with the foregoing insider trading policies and providing for appropriate sanctions for noncompliance.  The independent directors shall be responsible for direct oversight of the Trading Compliance Program and the Trading Compliance Officer and shall have regular access to the Trading Compliance Officer, including the opportunity to meet with the Trading Compliance Officer outside the presence of any other senior executives.

c.	Board of Directors

(1)	The Company shall revise its articles of incorporation and/or by-laws to require that at least a majority of the members of the Board be independent, where independence is defined as follows:

(a)	is not, and in the past three years has not been, employed by the Company or any of its subsidiaries or affiliates;

(b)
does not receive, and in the past three years has not received, any remuneration as an advisor, consultant or legal counsel to the Company or any of its subsidiaries, affiliates, executive officers or directors;

(c)
does not have, and in the past three years has not had, any contract or agreement with the Company or any of its subsidiaries or affiliates pursuant to which the director performed or agreed to perform any personal services for the Company;

(d)
does not have, and in the past three years has not had, any business relationship or engaged in any transaction with the Company or any of its subsidiaries or affiliates other than his or her service as a director;

(e)	is not, and in the past three years has not been, affiliated with, or employed by any present or former independent auditor of the Company or any of its subsidiaries or affiliates;

(f)	is not, and in the past three years has not been, a director or executive officer of any company for which any executive officer of EMCORE Corporation serves as a director; and

(g)	is not a member of the immediate family of a person who is not independent pursuant to subsections a-f above.

(2)	Each independent director shall certify in writing that he or she is independent as defined above and shall immediately inform the Board of any change in his or her independent status.

(3)
In the event that the Chairman of the Board is not an independent director, the independent directors shall annually elect or reaffirm by majority vote a Lead Independent Director. The holder of the Lead Independent Director position shall rotate at least once every two years. In addition to the duties of all Board members, which shall not be limited or diminished by the Lead Independent Director's role, the specific responsibilities of the Lead Independent Director shall be to:

(a)
advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of the Company's operations;

(b)	provide the Chairman of the Board with input as to the preparation of agendas for Board and Committee meetings;

(c)
advise the Chairman of the Board as to the quality, quantity, and timeliness of the flow of information from the Company's management that is necessary for the independent directors to effectively and responsibly perform their duties; and although the Company's management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

(d)	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

(e)	coordinate, develop the agenda, and preside at executive sessions of the independent directors, which shall be held at least quarterly;

(f)	act as principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

(g)
evaluate, along with the members of the Compensation Committee (consistent with the Compensation Committee Charter) and the full Board, the CEO's performance and meet with the CEO to discuss the Board's evaluation.

(4)
The Company shall revise its articles of incorporation and/or by-laws to provide a reasonable procedure whereby any shareholder or group of shareholders who hold an aggregate of at least 20% of the Company's outstanding shares may nominate a candidate for election to the Board and have the nominee included in the Company's annual proxy materials.

(5)
The Company shall revise its articles of incorporation and/or by-laws to provide that, starting as of June 1, 2007, independent directors may serve on the Board for no more than a total of 10 consecutive years. After serving a ten-year term during any period after June 1, 2007, an independent director must step down from the Board for at least one year before seeking re-election to the Board.

(6)	Directors shall participate in an initial orientation program upon election to the Board and, if required by the rules of the applicable listing exchange, in regular continuing education thereafter.

(7)	Absent extraordinary circumstances, each member of the Board shall attend each annual shareholder meeting in person.

d.	Compensation Committee

(1)
The Compensation Committee shall circulate a comprehensive and responsible set of assumptions, policies and procedures for determining executive compensation (e.g., company compensation levels should be compared to similar-sized businesses in similar industries or with similar profitability), and shall establish objective measures for all cash and non-cash compensation, including bonuses, stock options, stock grants, and benefits such as health care; use of company vehicles; memberships; travel for friends, relatives or personal trips; personal housing; and tax or legal services paid for or provided by the Company.

(2)
At least once every three years the Compensation Committee shall select and retain an independent consultant to conduct a comparative study of the Company's executive compensation policies, practices, and procedures relative to other public companies and prepare and submit to the Compensation Committee a report and recommendations.

(3)
The Compensation Committee shall set, in writing, annual and long-term performance goals for each executive officer of the Company. The Compensation Committee shall annually complete a written evaluation of each executive officer's performance against such goals and recommend compensation (including cash bonuses, stock options, restricted shares, performance shares or other performance-based compensation) to be awarded based on whether the goals have been achieved.

e.	Audit Committee

(1)
At least once every three years, the Audit Committee shall request that its independent auditing firm conduct a comprehensive review and assessment of the Company's internal controls and internal audit function, and prepare and submit to the Audit Committee a report and recommendations.

(2)	At least annually, the Audit Committee shall meet with the Company's internal auditors and independent auditors to review, discuss, and approve the Company's accounting for stock-based compensation.

f.    The Company represents that three current or former Section 16 officers (the “Section 16 Officers”) voluntarily tendered money or unexercised options to the Company, or otherwise committed to surrender the financial benefit that they may have received as a result of their exercise of any mispriced stock options that they were awarded since the Company became a public company (the “Tendered Payments”).  The Company further represents that it has not repaid any of the Section 16 Officers any portion of the Tendered Payments or taken any action that has the effect of repaying the Section 16 Officers the Tendered Payments or otherwise compensating the Section 16 Officers for any surrendered mispriced options.  The Company further warrants that it shall not in the future make any payments or take any action that has the effect of compensating the Section 16 Officers for any improper financial benefit resulting from their receipt of any options that the Company, in consultation with its auditors, determines were mispriced.

g.    EMCORE agrees that the settlement of the Actions and the remedial measures specified herein provide a substantial benefit to EMCORE and its shareholders.

3.2   Reliance Upon Own Knowledge.  Plaintiffs expressly represent and warrant that, in entering into the Settlement, they relied upon their own knowledge and investigation (including the knowledge of and investigation performed by Plaintiffs’ Counsel), and not upon any promise, representation, warranty, or other statement made by or on behalf of any of the Defendants or their Related Persons not expressly contained in the Stipulation.

3.3   Defendants’ Denial of Liability.  EMCORE and each of the Individual Defendants have denied and continue to deny all of the claims in the Actions, and have denied and continue to deny having committed, aided, or attempted to commit any violations of law or breach of any duty of any kind or otherwise acted in any improper manner.  Defendants are entering into the Stipulation because the Settlement would eliminate the expenses, burdens, and risks associated with further litigation of the Actions.  EMCORE is entering into the Stipulation for the further reason that it believes that the Settlement is in the best interests of EMCORE and its shareholders.

3.4   Notice.EMCORE shall be responsible for the cost of printing and mailing appropriate Court-directed individual notice to the shareholders of EMCORE entitled to receive such notice, substantially in the form of the Notice submitted contemporaneously herewith, and also shall be responsible for the cost and administration of any other Court-directed notice to be made by publication.

3.5   Attorneys’ Fees and Expenses.  Subject to Court approval, EMCORE or its insurer shall pay, on behalf of and for the benefit of the Defendants, to Plaintiffs’ Counsel attorneys’ fees and reimbursement of expenses in the aggregate amount of $700,000 (the “Fees and Expenses”).  The Parties agree that the Fees and Expenses will be paid by the Company’s insurer on behalf of the Defendants into an interest-bearing escrow account with a national banking association and subject to the terms of an escrow agreement approved by the insurer within 10 business days of the later of (i) Defendants’ receipt of notice of the Court’s order approving the Settlement; and (ii) the insurer’s receipt of payee information.  Said monies will be paid out to Schiffrin Barroway Topaz & Kessler, LLP, as receiving agent for Plaintiffs’ Counsel, immediately upon the Settlement becoming effective as set forth in paragraph 5.1 below.  Except as expressly provided herein, Plaintiffs and Plaintiffs’ Counsel shall bear their own fees, costs, and expenses and no Defendant shall assert any claim for expenses, costs, and fees against Plaintiffs.

3.6   Releases.  Upon the Effective Date, Plaintiffs, individually and derivatively on behalf of EMCORE and all other shareholders of EMCORE, and their respective heirs, executors, administrators, representatives, agents, successors, transferees, and assigns, will release all Released Claims against the Released Parties.  Plaintiffs will also release all claims against Defendants’ Counsel related to the defense of the Actions.  The Defendants shall also release any claims they may have against Plaintiffs and Plaintiffs’ Counsel related to their bringing and prosecuting the Actions.

IV.	PRELIMINARY ORDER AND SETTLEMENT HEARING

4.1   Application for Preliminary Order.  The Parties shall jointly submit the Stipulation together with its related documents to the Court, and the Parties shall apply for the Preliminary Order by filing proper notice and supporting papers with the Court:

a.    Approving the form of the Notice substantially in the form of such submitted contemporaneously herewith;

b.    Setting forth the method for providing Notice to EMCORE shareholders of the Settlement and Settlement Hearing;

c.    Finding that the methods of providing Notice set forth in the Preliminary Order constitute the best Notice practicable under the circumstances and meet all requirements of Rule 23.1 of the Federal Rules of Civil Procedure and due process; and

d.    Setting a date for the Settlement Hearing to determine whether the Settlement should be approved as reasonable, adequate and in the best interests of EMCORE and its shareholders.

V.	EFFECTIVE DATE OF SETTLEMENT, WAIVER, OR TERMINATION

5.1   This Settlement shall become effective on the Effective Date.

5.2   If the conditions identified in paragraph 1.8 fail to occur, then any of Parties may terminate the Stipulation and withdraw from the Settlement by providing written notice of such action to undersigned counsel for all of the Parties within thirty (30) days after the failure of such condition. In the event that the Settlement is not approved or is terminated, the Settlement and any actions taken in connection therewith shall be vacated and terminated and shall become null and void for all purposes, and all negotiations, transactions, and proceedings connected with it: (i) shall be without prejudice to the rights of any Party hereto; (ii) shall not be deemed to be or construed as evidence of, or an admission by any Party of, any fact, matter, or thing; and (iii) shall not be admissible in evidence or be used for any purpose in any subsequent proceedings in the Actions or any other action or proceeding. The Parties to the Stipulation shall be deemed to have reverted to their respective status in the Actions as of the date and time immediately prior to the execution of the MOU, and, except as otherwise expressly provided, the Parties shall proceed in all respects as if the Stipulation and any related orders had not been entered.

5.3   Standstill Agreement.Pending entry of the Final Judgment and Order based on the Settlement provided for in the Stipulation, Plaintiffs are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, either directly, representatively, derivatively, or in any other capacity, against EMCORE or any Individual Defendant, that have been or could have been asserted, or that arise out of or relate in any way to any of the transactions or events described in the Complaints in the Actions. Plaintiffs also agree not to oppose any motions to dismiss any other proceedings to the extent any claims that are the subject of this release and dismissal contemplated by the Stipulation are asserted or continue to be asserted in any court prior to or after the entry of a judgment based on the Settlement in the Actions.

VI.	MISCELLANEOUS PROVISIONS

6.1   Cooperation of the Parties.  The Parties (a) acknowledge that it is their intent to consummate this Settlement, and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable efforts to accomplish the foregoing terms and conditions of the Stipulation.  The Parties will seek the Court’s approval of the Preliminary Order and, when appropriate, the Final Order and Judgment.

6.2   Acknowledgment of Adequate Consideration.  The Parties acknowledge, represent and warrant to each other that the terms of the Settlement are such that each of the Parties is to receive adequate consideration for the consideration given.

6.3   No Admissions.  Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement:  (a) is or may be deemed to be or may be used as an admission of, or evidence of the validity or lack of validity of any Released Claims, or any wrongdoing or liability of the Parties or any of their Related Persons; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Parties or any of their Related Persons in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal; or (c) is or may be alleged or mentioned so as to contravene clause (a) above in any litigation or other action unrelated to the enforcement of the Stipulation.  Notwithstanding the foregoing, the Parties may file the Stipulation or any judgment or order of the Court related hereto in any action that may be brought against them in order to support a defense or a counterclaim based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

6.4   Confidentiality Agreements.  All agreements made during the course of the negotiations relating to the confidentiality of information shall survive the Stipulation and the Settlement.

6.5   Costs.Except as otherwise expressly provided herein, the Parties shall bear their own costs.

6.6   Entire Agreement.  The Stipulation and all documents executed pursuant hereto constitute the entire agreement between the Parties with respect to the Settlement of the Actions and supersede any and all prior negotiations, discussions, agreements, or undertakings, whether oral or written, with respect to the Settlement of the Actions.

6.7   Counterparts.The Stipulation may be executed in one or more counterparts, and all such counterparts together shall be deemed to be one and the same instrument.

6.8   Binding Effect.  The Stipulation shall be binding upon, and inure to the benefit of all Parties.  The Stipulation is not intended, and shall not be construed, to create rights in or confer benefits on any other Persons, and there shall not be any third-party beneficiaries hereto, except as expressly provided hereby with respect to such aforementioned Persons who are not Parties hereto.

6.9   Judicial Enforcement.The Court shall retain jurisdiction with respect to the implementation and enforcement of the terms of the Stipulation and the Settlement, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the terms of the Stipulation and Settlement.

6.10     Choice of Law.  The Stipulation shall be governed by the laws of the State of New Jersey, without regard to New Jersey’s choice of law rules.

6.11     Warrant of Authority.Each counsel or person executing the Stipulation or any of the related documents on behalf of any Party hereto hereby warrants that such Person has the full authority to do so.

6.12     Waiver of Breach.  The Parties may not waive or vary any right hereunder except by an express written waiver or variation.  Any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of such rights, shall not operate as a waiver or variation of that or any other such right.  The waiver by one Party of any breach of the Stipulation by another Party shall not be deemed a waiver of any other prior or subsequent breach of the Stipulation.

6.13     Fair Construction.  The Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it is recognized as the result of arm’s length negotiations between the Parties, and all Parties have contributed substantially and materially to the preparation of the Stipulation.

6.14     No Assignment of Claims.  Plaintiffs hereby represent and warrant that they have not assigned any rights, claims, or causes of action that were asserted or could have been asserted in connection with, under or arising out of any of the claims being settled or released herein.

6.15     Facsimile and Scanned Signatures.Any signature to the Stipulation, to the extent signed and delivered by means of a facsimile machine or electronically scanned and sent via email, shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a Party to the Stipulation, any other Party to the Stipulation so executing and delivering this document by means of a facsimile machine or via email shall reexecute original forms thereof and deliver them to the requesting Party. No Party to the Stipulation shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine as a defense to the formation or the enforceability of the Stipulation and each such Person forever waives any such defense.

6.16     Extensions of Time.  Without further order of the Court, the Parties hereto may agree to reasonable extensions of time to carry out any of the provisions of the Stipulation.

The Parties have caused the Stipulation to be duly executed and delivered by their counsel of record:

IT IS HEREBY AGREED by the undersigned as dated below.

DATED: November 28, 2007
SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP

By:      /s/ Michael J. Hynes
Eric Zagar
Michael Hynes
Alison Clark

280 King of Prussia Road
Radnor, PA  19087
Telephone:  (610) 667-7706
Facsimile:  (610) 667-7056

Lead Counsel for Plaintiff in the Edelstein Action

LITE DEPALMA GREENBERG & RIVAS, LLC
Joseph L. DePalma
Susan D. Pontonriero
Two Gateway Center, 12th Floor
Newark, NJ 07102
Tel: (973) 623-6000
Fax: (973) 623-0858
Liaison Counsel for Plaintiff in the Edelstein Action

DATED: November 28, 2007
KANTROWITZ, GOLDHAMER & GRAIFMAN

By:      /s/ Gary S. Graifman
Gary S. Graifman

210 Summit Avenue
Montvale, NJ 07645
Tel: (201) 391-7000
Fax: (201) 391-1086

Jules Brody
Aaron Brody
James E. Lahm
STULL, STULL & BRODY
6 East 45th Street
New York, NY 10017
Tel: (212) 687-7230
Fax: (212) 490-2022

Joseph H. Weiss
WEISS & LURIE
551 Fifth Avenue
New York, NY 10176
Tel: (212) 682-3025
Fax: (212) 682-3010

Counsel for Plaintiffs in the Gabaldon and Sackrison Actions

DATED: November 27, 2007
JENNER & BLOCK LLP

By:      /s/ Michael K. Lowman
Michael K. Lowman
Howard S. Suskin

330 North Wabash Avenue
Chicago, IL 60611
Tel:  (312) 923-2604
Fax:  (312) 840-7604

Richard Ross
CARELLA, BYRNE, BAIN, GILFILLAN, CECCHI, STEWART & OLSTEIN
5 Becker Farm Rd.
Roseland, NJ 07068
Tel:  (973) 994-1700
Fax:  (973) 994-1744

Attorneys for EMCORE Corporation

DATED: November 13. 2007

By:      /s/ Jerry Isenberg
Jerry Isenberg
ALSTON & BIRD LLP
The Atlantic Building
950 F Street NW
Washington, D.C. 20004
Tel:  (202) 756-5596
Fax:  (202) 654-4886

Attorney for Individual Defendants Dr. Richard A. Stall, Thomas Gmitter, and Craig Farley

DATED: November 9, 2007

By:      /s/ James R. Doty
James R. Doty
BAKER BOTTS LLP
The Warner
1299 Pennsylvania Ave, NW
Washington, D.C.  20004
Tel:  (202) 639-7792
Fax:  (202) 585-1018

Attorney for Individual Defendant Reuben F. Richards, Jr.

DATED: November 14, 2007	By: /s/ Seymour Glanzer Seymour Glanzer DICKSTEIN & SHAPIRO LLP 1825 Eye Street NW Washington, D.C. 20006 Tel: (202) 420-2210 Fax: (202) 420-2201 Attorney for Individual Defendant Robert Bogomolny

DATED: November 20, 2007

By:      /s/ Teresa L. Davis
Teresa L. Davis
KATTEN MUCHIN ROSENMAN, LLP
525 West Monroe Street, Suite 1900
Chicago, IL  60661
Tel:  (312) 902-5452
Fax:  (312) 577-4481
Attorney for Individual Defendants Thomas Werthan and Scott Massie

DATED: November 9, 2007	By: /s/ Robert Mahoney Robert Mahoney NORRIS, MCLAUGHLIN & MARCUS, P.A. P.O. Box 1018 Somerville, NJ 08876 Tel: (908) 722-0700 Fax: (908) 722-0755 Attorney for Individual Defendant Howard W. Brodie

DATED: November 21, 2007

By:      /s/ Michael R. Young
dsMichael R. Young
WILLKIE FARR & GALLAGHER, LLP
787 Seventh Avenue
New York, NY  10019
Tel:  (212) 728-8280
Fax:  (212) 728-9280

Attorney for Individual Defendants John Gillen, Robert Louis-Dreyfus, Thomas J. Russell, and Charles Scott